UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Jason Aintabi
Craig M. Hatkoff
Jennifer M. Hill
Todd S. Schuster
Allison Nagelberg
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blackwells Capital LLC (“Blackwells”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (the “SEC”), to be used to solicit votes for the election of its slate of highly-qualified director candidates at the 2021 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), and for the approval of six business proposals to be presented at the Annual Meeting.

On May 5, 2021, after the close of business, the following article was published by Crain’s Chicago Business:

Will Sam Zell's big bet on industrial real estate pay off?

The billionaire financier is jumping into an especially hot property sector, but he insists he’s not too late to the party.

Crain’s Chicago Business

By Alby Gallun

5 May 2021

If there’s anything Sam Zell doesn’t like to do, it’s running with the herd. “When everyone is going left, look right,” is a favorite saying of his.

So why would one of the most famous contrarians in finance pile into a frothy industrial real estate market that’s already awash in capital from other investors? Some real estate pros are asking that question after hearing about plans by a Zell-led company, Chicago-based Equity Commonwealth, to take over a New Jersey-based industrial landlord, Monmouth Real Estate Investment, in a $3.4 billion deal.

The industrial market is flourishing during a pandemic that has crushed other sectors, especially retail and hotels. With more people shopping online, demand for warehouse space is booming as retail, logistics and e-commerce firms like Amazon expand their supply chains. Property values are also soaring—not exactly a stylistic fit for an investor like Zell who seeks out-of-favor assets.

“One could argue if Sam Zell came around and put a stake in the ground on retail or returning into the office, that may have more meaning than being arguably a little late to the industrial party,” Michael Bilerman, an analyst at Citi, said on a conference call today with Zell and other Equity Commonwealth executives.

Zell wouldn’t concede the point, saying “I don’t think we’re too late” in an industrial sector “that has a very significant amount of room yet to grow.” It’s too early to buy retail property and it’s hard to find attractive deals in the office sector, he said on the call. Plus, Equity Commonwealth is sitting on a big pile of cash to expand its industrial portfolio.

“Yes, the industrial space is very crowded at the moment,” Zell said. “But I don't think it's crowded with too many people with $5 billion of buying capability and cash on the balance sheet. And it's going to be up to us to take advantage of that set of circumstances.”

The Monmouth acquisition may remind some of another big deal in a hot real estate market: the $7.2 billion takeover in 2001 of Spieker Properties by Equity Office, an office real estate investment trust led by Zell.

Zell faced a lot of criticism from analysts and investors for buying Spieker, which had a heavy concentration of office buildings in tech-heavy markets, just as the tech market was crashing. Zell managed to write a happy ending to that story. He burnished his reputation as a savvy market timer by selling Equity Office in a $39 billion blockbuster deal in 2007, as the economy and office market were peaking.

That’s one reason few investors are willing to bet against Zell, a 79 year old with a $5.4 billion fortune, according to Forbes. Nicknamed the “Grave Dancer,” he’s best known as a buyer of distressed assets, but Zell describes himself as a “professional opportunist,” an investor with a much broader repertoire.

He saw an opportunity in 2014 when he teamed up with an investor group to take over the leadership of a company called Commonwealth REIT. The Newtown, Mass.-based office landlord faced criticism for poor management and conflicts of interest that depressed its share price. Dissident shareholders tossed out the board and brought in Zell and longtime lieutenant David Helfand to run the company.

They quickly moved the business to Chicago and renamed it Equity Commonwealth, an adopted sibling for Zell’s other two REITs, Equity Residential, a big apartment landlord, and Equity Lifestyle Properties, a mobile-home park owner.

Since then, Equity Commonwealth has been selling off buildings and amassing a war chest for a big acquisition. It only owns four office properties today. After the pandemic sent the economy and real estate market into the dumps last spring, many investors pondered the possibility of a major distressed deal.

That’s why some may have been surprised by the Monmouth deal. The REIT owns 120 properties totaling 24.5 million square feet, including nine in Illinois, and it’s not struggling with low occupancies or bad debt.

But Monmouth has obvious parallels to Commonwealth circa 2014. Its management and board also are facing criticism for insider-friendly arrangements and poor stock performance. Two shareholders have been agitating for change.

One of them, Blackwells Capital, a New York-based hedge-fund manager, made an unsolicited $18-per-share cash offer for the Monmouth in December. Even though it’s hard to find value in the industrial market today, a takeover could create value for Monmouth shareholders merely by putting its portfolio under new management.

Still, Blackwells could complicate matters for Zell by sweetening its bid for Monmouth. Equity Commonwealth’s friendly all-stock deal works out to $19.40 per share, or $19.58 including an extra dividend payment. Blackwells criticized the offer as “wholly inadequate” and said it will “consider its options” after reviewing merger documents.

That raises the prospect of a bidding war for Monmouth, something that Equity Commonwealth executives almost certainly have gamed out. Monmouth shares closed today at $19.35, up 6 percent but below Equity Commonwealth’s offer, suggesting that investors don’t expect higher bids. Many may be wondering how much Zell is willing to pay to join the herd.

 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells, Jason Aintabi, Craig M. Hatkoff, Jennifer M. Hill, Allison Nagelberg, and Todd S. Schuster (collectively, the “Participants”).

As of the date hereof, Blackwells beneficially owns 304,400 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 124,300 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof. As of the date hereof, Mr. Aintabi beneficially owns 3,386,425 shares of Common Stock, including (i) 304,400 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, and (ii) 3,067,025 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own. As of the date hereof, Ms. Nagelberg is the beneficial owner of 64,199.9401 shares of Common Stock, and Mr. Schuster is the beneficial owner of 80,248 shares of Common Stock. Neither Ms. Hill nor Mr. Hatkoff owns any shares of Common Stock as of the date hereof. Collectively, the Participants beneficially own in the aggregate approximately 3,530,872.9401 shares of Common Stock, including 124,300 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 3.59% of the outstanding shares of Common Stock.

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